For more information contact:
Stephen S. Romaine, President & CEO
Matthew Tomazin, Executive VP, CFO & Treasurer
Tompkins Financial Corporation (888) 503-5753

For Immediate Release
Monday, March 16, 2026

Tompkins Community Bank Names Phil Quintana President-Elect; Quintana succeeds John McKenna, who will retire in July 2026

ITHACA, NY - Tompkins Financial Corporation (NYSE American: TMP)
Tompkins Financial Corp. today announced that Phillip M. Quintana has been appointed President-Elect of Tompkins Community Bank, effective immediately. He will succeed John McKenna, who will retire as President of Tompkins Community Bank in July 2026 after seventeen years of service.

Quintana brings more than 27 years of banking leadership experience across the Mid Atlantic, North Texas, Southeast Florida, and Long Island. His background includes significant achievements in commercial & industrial (C&I) and commercial real estate (CRE) lending, retail banking, credit management, and market expansion. Most recently, he served as Regional President at Burke & Herbert Bank, where he oversaw a multi-state commercial banking region covering Northern Virginia, Washington, D.C., Maryland, and Delaware.

“We are excited to welcome Phil to Tompkins,” said Steve Romaine, CEO of Tompkins Financial Corp. “His leadership experience, strong credit expertise, and track record of driving growth make him an excellent fit to lead Tompkins Community Bank.”

At Burke & Herbert Bank, Quintana led cross functional teams, strengthened credit practices, launched a new C&I banking line, and supported multiple community bank acquisitions. His prior roles include leadership positions at M&T, HSBC as well as other community banks in the VA market, where he delivered consistent results in both growth and turnaround environments. He has also played key roles in organizational change, bringing deep experience in integration and strategy.

“I’m honored to join Tompkins and grateful for the opportunity to lead Tompkins Community Bank,” said Quintana. “The company has a long and respected history, and I look forward to working with our teams to strengthen customer relationships and support the communities we serve.”

Quintana holds a BA and an MBA from Dowling College in Finance and Total Quality Management and a Professional Certification in Accounting from The University of Virginia. He is active in community service organizations and looks forward to being involved in our community as well.

Romaine also recognized McKenna’s long-standing contributions: “John’s leadership and commitment to our customers and communities have been instrumental in our success. We look forward to celebrating his achievements in the months ahead.”

ABOUT TOMPKINS FINANCIAL CORPORATION
Tompkins Financial Corporation is a banking and financial services company serving the Central, Western, and Hudson Valley regions of New York and the Southeastern region of Pennsylvania. Headquartered in Ithaca, NY, Tompkins Financial is parent to Tompkins Community Bank, which offers a full array of products and services, including commercial and consumer banking. Tompkins Community Bank provides wealth management services under the Tompkins Financial Advisors brand, including investment management, trust and estate, financial and tax planning services. For more information on Tompkins Financial, visit www.tompkinsfinancial.com.

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